UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 14, 2008

WI-TRON, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-21931	22-3440510
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

59 LaGrange Street, Raritan, New Jersey	08869
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (908) 253-6870

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement

On May 16, 2008, the Company entered into a definitive Merger Agreement and Plan of Reorganization (the “Merger Agreement”) with Cellvine Ltd., an Israeli corporation (“Cellvine”), and Wi-Tron Acquisition Ltd, a newly formed Israeli corporation and wholly owned by the Company (“Merger Sub”).  Pursuant to the Merger Agreement, at the closing, Cellvine will merge with and into Merger Sub, with Cellvine being the surviving corporation and becoming a wholly-owned subsidiary of the Company, and the ratio between the shareholding of the current security holders of Cellvine (including holders of shares, warrants and options) and current securiy holders of the Company(including holders of shares, warrants and options) will be 85 to 15, on a fully diluted basis immediately after the Merger (the “Merger”).  The Merger agreement also provides that the Company will also assume all outstanding Cellvine options and warrants to purchase Cellvine ordinary shares.

The closing of the Merger is subject to the satisfaction of a number of conditions such as, without limitation, shareholder approvals from both the Company and Cellvine for the Merger, the receipt of regulatory approvals in Israel, the concurrent or committed closing of certain private placement funding immediately prior to the merger and a total pre-closing Company debt amount of not more than $300,000.  The Company expects The Merger to close prior to August 31, 2008.  If the Merger has not been completed by August 31, 2008, either Wi-Tron or Cellvine may terminate the Merger Agreement.

Certain key employees of the Company agreed to terminate their existing employment agreements, to enter into new employment agreements with the Company and releases the Company of any claims. Such agreements and releases are conditioned upon, among other things, the closing of the Merger and grants of stock to the key employees who agreed to terminate their existing employment agreements.

Upon effectiveness of the Merger and subject to shareholder approval, the Company expects to amend its certificate of incorporation to change its name to “Cellvine Inc.” All of the current directors of the Company will resign, and the Cellvine shareholders shall determine all of the directors of the Company effective as of the consummation of the Merger.

In connection with the execution of the Merger Agreement, on May 14, 2008, John Chase Lee, the Company’s Chairman and CEO and Devendar Bains, the Company’s Chief Technology Officer, agreed to convert an aggregate of approximately $1.1 million of the Company’s debt owed to Mr. Lee and Mr. Bains at a rate of $0.05 per share.

Item 9.01       Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Joint Press Release dated May 19, 2008, of the Company and Cellvine

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 20th day of May 2008.

WI-TRON, INC.

By:	/s/ John Chase Lee
Name: John Chase Lee
Title: Chief Executive Officer